Exhibit 4.6

SEADRILL LIMITED

EMPLOYEE INCENTIVE PLAN

(Effective as of 16 August 2018)

1.	Purpose of the Plan

This Seadrill Limited Employee Incentive Plan (as may be amended from time to time, the “Plan”) is intended to promote the interests of Seadrill Limited, a Bermuda exempted company (together with its Subsidiaries, where relevant, the “Company”), and its shareholders by providing certain employees, consultants or independent contractors of the Company with incentives to encourage them to continue in the service of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a)    “Award Certificate” means a written or electronic certificate in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Incentive Award under the Plan.

(b)    “Board of Directors” means the board of directors of the Company.

(c)    “Change in Control” means, unless otherwise determined by the Committee in the applicable Award Certificate or other written agreement with a Participant approved by the Committee, (i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the Voting Power of the Company’s then issued and outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in subsection (ii) below; (ii) an amalgamation, a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than an amalgamation, a merger, reorganization or consolidation as a result of which the holders of Voting Securities of the Company immediately before such event beneficially own, directly or indirectly, immediately after such event more than 50% of the combined Voting Power of the issued and outstanding Voting Securities of the parent corporation resulting from, or issuing its Voting Securities as part of, such event; provided, however, that an amalgamation, a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in subsection (i) above) acquires more than 50% of the Voting Power of the Company’s then issued and outstanding securities shall not constitute a Change in Control of the Company; (iii) a majority of members of the Board of Directors is replaced during any 36-month period by directors whose appointment or election is (x) not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election or (y) approved in connection with any actual or threatened contest for election to positions on the Board of Directors; or (iv) any one Person, or more than one Person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(d)    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(e)    “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(f)    “Common Shares” means the Company’s common shares, par value US$0.10 as of the date hereof, or any other security into which the common shares shall be changed pursuant to the adjustment provisions of Section 8 of this Plan.

(g)    “Company” has the meaning set forth in Section 1.

“Companies Act” means the Companies Act 1981 of Bermuda.

(h)    “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(i)    “Effective Date” has the meaning set forth in Section 23.

(j)    “Employment” means the period during which an individual is classified or treated by the Company as an employee, consultant or independent contractor of the Company.

(k)    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(l)    “Fair Market Value” means, with respect to a Common Share, as of the applicable date of determination or if the exchange is not open for trading on such date, the immediately preceding day on which the exchange is open for trading, the closing price as reported on the date of determination on the principal securities exchange on which Common Shares are then listed or admitted to trading (the “Securities Exchange”). In the event that the price of a Common Share shall not be so reported, the Fair Market Value of a Common Share shall be determined by the Committee in its sole discretion.

(m)    “Incentive Award” means one or more share incentive award, including any Option or Other Share-Based Award granted to a Participant pursuant to the Plan.

(n)    “Option” means a share option to purchase Common Shares granted to a Participant pursuant to Section 6.

(o)    “Other Share-Based Award” means an award granted to a Participant pursuant to Section 7.

(p)    “Participant” means an employee, consultant or independent contractor of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(q)    “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(r)    “Plan” has the meaning set forth in Section 1.

(s)    “Section 409A” means Section 409A of the Code.

(t)    “Securities Act” means the United States Securities Act of 1933, as amended.

(u)    “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(v)    “Substitute Award” means Incentive Awards that result from the assumption of, or are in substitution for, outstanding awards previously granted by a company or other entity acquired, directly or indirectly, by the Company or with which the Company or one of its Subsidiaries combines.

(w)    “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(x)    “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on the election of directors, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

3.	Shares Subject to the Plan

The maximum number of Common Shares that may be covered by Incentive Awards granted under the Plan shall not exceed 11,111,111 Common Shares in the aggregate (the “Share Limit”) .The maximum number of shares referred to in the preceding sentence of this Section 3 shall be subject to adjustment as provided in Section 8 and the following provisions of this Section 3. Of the shares described, 100% may be delivered in connection with “full-value Awards,” meaning Incentive Awards other than Options or stock appreciation rights. Any shares granted under any Incentive Awards shall be counted against the Share Limit on a one-for-one basis. Common Shares delivered under the Plan may be either authorized and unissued shares, treasury shares, shares purchased by the Company in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion.

For purposes of the preceding paragraph, Common Shares covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered or transferred to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan; provided, however, that if Common Shares are tendered (either actually or through attestation or bare trust) or if, (a) the rights to receive the Common Shares are purchased by the Company or (b) Common Shares are issued but then immediately repurchased by the Company, in each case, in order to pay the exercise price of an Option or stock appreciation right or to satisfy any withholding obligations in respect of tax or any social security contributions in connection with an Option or stock appreciation right, any Common Shares or rights thereto that are purchased by the Company pursuant to (a) or (b) will be deemed delivered for purposes of determining the number of Common Shares that are available for delivery under the Plan. In addition, if Common Shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Common Shares underlying Incentive Awards that are settled for cash shall be added to the number of Common Shares that are available for delivery under the Plan. Common Shares covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger or for inducement awards (in each case, within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more Persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and, with respect to a majority of the Committee, as “independent” as required by NYSE or any security exchange on which the Common Shares are listed, in each case if and to the extent required by applicable law or necessary to meet the requirements of such rule, section or listing requirement of such security exchange at the time of determination. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to Persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of applicable law.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Certificate thereunder, and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.

The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Certificates, to maintain records relating to Incentive Awards, to process or oversee the issuance of Common Shares under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4) or (ii) to take any action inconsistent with applicable law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award, (iv) adopt rules and regulations regarding the settlement or exercise of Incentive Awards, including by implementing “blackout periods” during which Incentive Awards may not be settled or exercised, or (v) provide for the payment of distributions, dividends or dividend equivalents (payable, in the Board of Directors’ sole discretion but subject to the Companies Act , in the form of cash or a transfer of Common Shares, rounded down to the number of whole shares, having a Fair Market Value equal to the amount otherwise payable in cash) with respect to any such Incentive Award. Notwithstanding anything herein to the contrary, except in connection with a Change in Control or as permitted under Section 9, the Company shall not (x) reprice (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual and any other formal or informal guidance issued by the New York Stock Exchange) any Option or stock appreciation right or (y) purchase underwater Options or stock appreciation rights from a Participant for value in excess of zero, in each case without the approval of the shareholders of the Company.

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer, or give a Participant the election to defer, the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such liability attaches to such member, director or employee in respect of any fraud or dishonesty of which they may be guilty in relation to the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, consultants and independent contractors of the Company whom the Committee shall select from time to time, including officers of the Company, whether or not they are directors. Each Incentive Award granted under the Plan shall be evidenced by an Award Certificate.

6.	Options

The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in the Plan.

(a)    Exercise Price

The exercise price per Common Share covered by any Option shall be not less than 100% of the Fair Market Value of a Common Share on the date on which such Option is granted, it being understood that the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Common Share on the date such Substitute Award is assumed, provided that such substitution complies with applicable laws and regulations. In no event shall the exercise price be less than the par value of a Common Share.

(b)    Term and Exercise of Options

(1)    Each Option shall become vested and exercisable on such date or dates, during such period and for such number of Common Shares as set forth in the Award Certificate; provided that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or the Award Certificate. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten years from the date such Option is granted; provided, however that the expiration of the Option may be suspended while the Participant cannot exercise such Option because an exercise would violate an applicable law, or would jeopardize the ability of the Company to continue as a going concern, provided, further that the period during which the Option may be exercised shall not be extended more than 30 days after the exercise of the Option first would no longer violate any such applicable laws or jeopardize the ability of the Company to continue as a going concern.

(2)    Each Option shall be exercisable in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3)    An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

7.	Other Share-Based Awards

The Committee may from time to time grant equity-based or equity-related awards to a Participant not otherwise described herein (“Other Share-Based Awards”) in such amounts and on such terms as it shall determine, subject to the terms and conditions set forth in the Plan, including the Share Limit. Without limiting the generality of the preceding sentence, each such Other Share-Based Award may (i) involve the transfer of Common Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Common Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of share appreciation rights, phantom shares, restricted shares, restricted share units, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Share-Based Award shall be denominated in, or shall have a value determined by reference to, a number of Common Shares that is specified at the time of the grant of such Incentive Award.

8.	Adjustment Upon Certain Changes

Subject to any action by the shareholders of the Company required by law, applicable tax rules or the rules of any exchange on which shares of Common Shares of the Company are listed for trading:

(a)    Shares Available for Grants

In the event of any change in the number of Common Shares issued and outstanding by reason of any share or cash dividend, bonus issue, subdivision or split, recapitalization, amalgamation, merger, reorganization, consolidation, combination or exchange of shares, spin-off or similar corporate change, the maximum aggregate number of Common Shares with respect to which the Committee may grant Incentive Awards, exercise or base price of any Option or stock appreciation right and the applicable performance targets or criteria shall be equitably adjusted or substituted by the Committee to prevent an enlargement or reduction in rights granted under the Incentive Award. In the event of any change in the number of Common Shares of the Company issued and outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of Common Shares with respect to which Incentive Awards may be granted.

(b)    Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares or the payment of a share dividend or bonus issue (but only on the Common Shares), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of Common Shares subject to each outstanding Incentive Award and the exercise price per Common Share of each such Incentive Award.

(c)    Certain Mergers and Other Transactions

In the event of any amalgamation, merger, consolidation or similar transaction as a result of which the holders of Common Shares receive consideration consisting exclusively of securities of the continuing or surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such amalgamation, merger or consolidation so that it pertains and applies to the securities which a holder of the number of Common Shares subject to such Incentive Award would have received in such amalgamation, merger or consolidation.

In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) an amalgamation, a merger, consolidation or similar transaction involving the Company in which the holders of Common Shares receive securities and/or other property, including cash, other than or in addition to shares of the continuing or surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:

(i)    cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each Common Share subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option or stock appreciation right such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a Common Share as a result of such event over (B) the exercise price of such Option or stock appreciation right (which, for the avoidance of doubt, may be the par value of a Common Share in the case of underwater Options and stock appreciation rights); or

(ii)    provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (A) cash or some or all of the property which a holder of the number of Common Shares subject to such Incentive Award would have received in such transaction or (B) securities of the acquiror, continuing or surviving entity and, incident thereto, make an equitable adjustment as determined by the

Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(d)    Other Changes

In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Sections 9(a), (b) or (c), the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(e)    Administrative Errors

Without limiting the discretion granted to the Committee pursuant to the Plan, including as set forth in Section 4 and this Section 9, where the Committee, in its sole discretion, determines that an Incentive Award was granted or that its terms (including the number of Common Shares underlying such Incentive Award) were decided on the basis of an error, the Committee may revoke the Incentive Award wholly or in part or change its terms (including the number of Common Shares underlying such Incentive Award) in any way it deems appropriate, provided that such changed terms are consistent with the Plan. Any such amendment or revocation may have retrospective effect on the applicable Incentive Award.

(f)    No Other Rights

Except as expressly provided in the Plan or any Award Certificate, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any distributions, dividends or dividend equivalents, any increase or decrease in the number of shares of any class or any dissolution, liquidation, amalgamation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(g)    Savings Clause

No provision of this Section 8 shall be given effect to the extent such provision would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

9.	Change in Control; Termination of Employment

(a)    Change in Control

The consequences of a Change in Control, if any, will be set forth in the Award Certificate in addition to what is provided in this Section 9.

(b)    Termination of Employment

(1)    Termination of Employment shall mean a cessation of service with the Company, unless the Participant is retained as a consultant pursuant to a written agreement and such agreement provides otherwise. The Employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Unless otherwise agreed by the Committee, a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall be deemed to have had a termination of Employment for purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence shall constitute termination of Employment, provided that a Participant who is an employee will not be deemed to cease employment in the case of (i) any leave of absence approved by the Company (which shall include in the United Kingdom, for these purposes, any period of maternity leave, paternity leave, adoption leave and /or shared parental leave, and any other period of absence where subjecting someone to detriment for such absence would be unlawful) or (ii) any statutory leave of absence permitted by applicable statute.

(2)    The Award Certificate shall specify the consequences with respect to such Incentive Award of the termination of Employment of the Participant holding the Incentive Award.

10.	Rights Under the Plan

No Person shall have any rights as a shareholder with respect to any Common Shares covered by or relating to any Incentive Award until the date of the issuance or transfer of such shares on the books and records of the Company. Except as otherwise expressly provided in Section 8 hereof or in a Participant’s Award Certificate, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance or transfer. Nothing in this Section 10 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any Common Share if it were issued and outstanding, or from granting rights related to such dividends; provided that distributions, dividends or dividend equivalents that would be payable with respect to any Common Share subject to a performance-based Incentive Award shall not be paid until, and only to the extent that, the performance-based conditions are met.

The Company shall have no obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan and the Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. To the extent any Person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

11.	No Special Employment Rights; No Right to Incentive Award

(a)    Nothing contained in the Plan or any Award Certificate shall confer upon any Participant any right with respect to the continuation of his or her Employment by the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award. The Participant waives any and all rights to compensation or damages in consequence of the termination of his office, contract or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award Certificate as a result of such termination.

(b)    No Person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other Person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other Person.

12.	Securities Matters

(a)    The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Common Shares to be issued hereunder or to effect similar compliance under any United States state or other local laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue Common Shares pursuant to the Plan if the Company is advised by its counsel that the issuance would violate any applicable laws, regulations of governmental authority or the requirements of any securities exchange on which Common Shares are traded. The Committee may require, as a condition to the issuance of Common Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)    The exercise or settlement of any Incentive Award (including, without limitation, any Option) granted hereunder shall be effective unless at such time counsel to the Company determines that the issuance and delivery of Common Shares pursuant to such exercise would not be in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Common Shares are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise or settlement of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under any applicable securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise or settlement of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13.	Withholding Taxes

(a)    Cash Remittance

Whenever withholding obligations in respect of tax or any social security contributions are incurred in connection with any Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax or any social security requirements attributable to such event. In addition, upon the exercise or settlement of any Incentive Award in cash, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy any applicable withholding obligations in respect of tax or any social security contributions attributable to such exercise, settlement or payment.

(b)    Share Remittance; Repurchase

At the election of the Participant, subject to applicable law and the approval of the Committee, whenever withholding obligations in respect of tax or any social security contributions are incurred in connection with any Incentive Award, (i) the Participant may tender to the Company a number of Common Shares that have been owned by the Participant or (ii) the Company may (x) purchase a number of Participant’s rights to receive Common Shares or (y) issue to and then, contemporaneously or subsequently, repurchase from the Participant a number of Common Shares that are or were subject to such Incentive Award, in each case, having a Fair Market Value at the tender or purchase date determined by the Committee to be sufficient to satisfy any minimum withholding obligations in respect of tax and social security contributions attributable to such event. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof.

14.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, adversely affect in any material respect the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15.	Recoupment

Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Company will be entitled to the extent (i) required by applicable law (including, without limitation, the United States Dodd-Frank Wall Street Reform and Consumer Protection Act), (ii) permitted or required by Company policy as in effect on the date of grant and/or (iii) required by the rules of an exchange on which the Company’s shares are listed for trading, to recoup compensation of whatever kind paid or to be paid by the Company at any time to a Participant under this Plan.

16.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

17.	Transfers

Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of intestacy, descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any Person or Persons who shall have acquired such right to exercise by will or by the laws of intestacy, descent and distribution. No transfer by will or the laws of intestacy, descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the material terms and conditions of the Plan or any Award Certificate, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

20.	Relationship to Other Benefits

No payment with respect to any Incentive Awards under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

21.	Governing Law

The Plan and the rights of all Persons under the Plan shall be construed and administered in accordance with the laws of Bermuda without regard to its conflict of law principles.

22.	Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

23.	Effective Date and Term of Plan

The Effective Date of the Plan is 16 August 2018, the date upon which the Plan was approved. Incentive Awards may only be granted within the 42-day period after any of the following: (i) the date of shareholder approval of the Plan; (ii) the day following the day the Company’s audited financial statements for any financial year are completed; (iii) any day on which the Board of Directors determines, in its sole discretion, that extraordinary circumstances exist such that a grant of Incentive Awards is justified; (iv) any day on which changes to legislation or regulations affecting the grant of Incentive Awards are announced or finalized; or (v) any day on which any applicable restrictions on issuance or trading that previously prevented the grant of Incentive Awards during any period specified herein expire or are otherwise no longer effective. In addition to the foregoing, no grant of any Incentive Award shall be made under the Plan after 16 August 2028, being the tenth anniversary of the Effective Date.

24.	Disclaimer of Award

The Participant may disclaim all or part of his or her Incentive Award within 12 weeks of the grant date of such Incentive Award by providing notice in writing to a Person nominated by the Company, as set forth in the applicable Award Certificate. Immediately upon provision of such written notice, the Incentive Award shall be deemed cancelled or returned and the Common Shares covered by the Incentive Award shall be treated as not issued pursuant to the Plan for the purposes of Section 3 hereof. Consideration on behalf of the Participant is not required to disclaim his or her Incentive Award.

25.	Data Privacy

By accepting any benefit in respect of an Incentive Award, the Participant acknowledges that the Company (or any Subsidiary) may hold, process and transit or disclose any personal data (as defined in the EU General Data Protection Regulation 5419/16 and/or any implementing legislation) held and controlled by the Company or any Subsidiary and related to any Incentive Awards granted pursuant to this Plan for legitimate business purposes (including, without limitation, the administration of the Plan), and in accordance with the terms of the Company’s privacy notice, data protection policy and/or employee handbook in force from time to time which are available from the Chief Compliance Officer at Seadrill Limited, 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, U.K.

26.	Exchange Rate

Where it is necessary to make any currency conversion under the Plan, the applicable exchange rate will be determined by the Company in its sole discretion.

27.	Section 409A

The Plan is intended to comply with or qualify for an exemption from Section 409A, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of the Plan, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments to be made under the Plan in connection with a termination of Employment shall only be made if such termination of Employment constitutes a “separation from service” under Section 409A. An event shall not be considered to be a Change in Control under the Plan for purposes of payment of an Incentive Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A. The Committee shall not have any authority under, make any adjustments to or terminate the Plan to the extent that the grant of such authority or the taking of any such action would cause any tax to become due under Section 409A.